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                                                                    EXHIBIT 23.8

November 12, 1999

MCN Energy Group, Inc.
500 Griswold
Detroit, Michigan 48226

Re: DTE Energy Company
    Registration Statement on Form S-4

Ladies and Gentlemen:

The firm of Ryder Scott Company Petroleum Engineers consents to the use of its name and the information contained in its report dated January 22, 1999, regarding MCN Energy Group Inc.'s oil and gas reserve information as of December 31, 1998, and to the reference under the heading "Experts" in the Prospectus which is part of DTE Energy Company's Registration Statement on Form S-4 and any amendments thereto, filed in conjunction with DTE Energy Company's merger with MCN Energy Group Inc.

Ryder Scott Company Petroleum Engineers has no interest in MCN Energy Group Inc. or any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Energy Group Inc. We are not employed by MCN Energy Group Inc. on a contingent basis.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.